EXHIBIT 99

Contact:	Gabriela Carriedo	Katie Harvey
	International Bancshares Corporation	KGBTexas .communications
	(956) 726-6636	(210) 826-8899
katie@kgbtexas.com

IBC Announces Branch Closings in Response to New Banking Regulations, Stresses Commitment to Customer Service and Free Products Program

(Sept. 22, 2011) Laredo, TX - International Bancshares Corporation (IBC) announced today its decision to close 55 of its smaller in-store branches located in grocery stores.  The closings are an unfortunate result of recently passed banking regulations that limit how much banks can charge stores for debit card transactions.  This action is being taken to align the Company’s expenses with the reduced levels of revenue, protecting the Company’s financial strength while preserving IBC’s free products program.

Currently, every time a consumer uses a debit card at a store, that store is charged a fee (interchange fee) to help pay for the transaction.  IBC has used those fees to help offer its customers free products and services and to cover other costs. “In reaction to these new requirements that limit these fees, other banks have already cut their free offerings and rewards programs, but IBC is committed at this time to keeping free products and services because that is what our customers want,” said Dennis Nixon, IBC Chairman and CEO.

Nixon further commented: “Government many times passes regulations that end up hurting the very people they were intended to help. This appears to be one of those cases. Our customers have always made it clear to us that free products and services are extremely important to them.  To keep those free offerings in place, we will have to reduce expenses. This means we will close 55 of our smaller in store branches located in grocery stores.”

The closing of 55 branches will result in the elimination of approximately 500 permanent job positions associated with these branches.  During the next 90 days, employees will be reduced by attrition or absorbed in other branches. Nixon emphasizes that IBC customers will continue to experience superior customer service.

“We want to remind our customers that in addition to our strong network of 219 remaining branches, they can continue to access their accounts through IBC debit cards, IBC Voice, IBC Bank Online, IBC Bill Pay, IBC Mobile Banking, direct deposit services, and our network of over 375 IBC ATMs.  This is what our customers asked for and this is what we intend to deliver.  Our customers have told us, reduce expenses and close branches instead of eliminating our free checking products and services, so we are responding to that recommendation,” said Nixon.

IBC (NASDAQ: IBOC) is an $11.8 billion multi-bank financial holding company headquartered in Laredo, Texas with 275 facilities and 440 ATMs serving 107 communities in Texas and Oklahoma. More information is available at www.ibc.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in the release which are not historical facts contain forward-looking information with respect to plans, protections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml or IBC’s website at http://www.ibc.com.